UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):	October 24, 2016

RF INDUSTRIES, LTD.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-13301 (Commission File Number)	88-0168936 (I.R.S. Employer Identification No.)

7610 Miramar Road, Bldg. 6000

San Diego, California 92126-4202

(Address of Principal Executive Offices)

(858) 549-6340

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 24, 2016, RF Industries, Ltd. (the “Company”) and Johnny Walker entered into a Separation and Release of Claims Agreement (the “Separation Agreement”) pursuant to which Mr. Walker’s employment as the Company’s President and Chief Executive Officer will be terminated effective as of October 28, 2016. Mr. Walker joined the Company as President as of October 6, 2014 and was promoted to Chief Executive Officer on January 22, 2015. Mr. Walker served as the President and Chief Executive Officer pursuant to an employment agreement that expires on December 31, 2016. Under the Separation Agreement, the Company agreed to pay Mr. Walker (i) $41,666 on November 1, 2016, which amount is equal to the salary that Mr. Walker would have been paid under his employment agreement through its expiration date on December 31, 2016, and (ii) a severance payment of $29,833 on January 15, 2017.

On October 31, 2016, Howard Hill will assume the position of interim President and Chief Executive Officer of the Company. Mr. Hill agreed to serve as the interim President and Chief Executive Officer of the Company until a new President and Chief Executive Officer is hired, and further agreed to serve as the interim President and Chief Executive Officer without any compensation. Mr. Hill, who lives in the Los Angeles metropolitan area, will, however, be reimbursed for his travel expenses to the Company’s headquarters in San Diego, California, and will be reimbursed for his lodging while in San Diego as the President and interim Chief Executive Officer.

Mr. Hill founded the Company in 1979 and served as the Company’s Chief Executive Officer until Mr. Walker’s appointment on January 22, 2015. From January 22, 2015 until April 6, 2015, Mr. Hill served as the Company’s Chief Operating Officer. Thereafter, Mr. Hill was on a medical leave of absence until his retirement on April 7, 2016.

Mr. Hill will continue to serve on the Company’s Board of Directors while serving as the unpaid interim President and Chief Executive Officer. However, because Mr. Hill will not be paid for his services as the interim President and Chief Executive Officer, he will continue to be compensated for his services on the Board of Directors as a non-employee director.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Separation and Release of Claims Agreement, dated October 24, 2016, by and among RF Industries, Ltd. and Johnny Walker.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 24, 2016	By:	/s/ Mark Turfler
Mark Turfler
Chief Financial Officer